UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2006

HOST MARRIOTT, L.P.

(Exact name of registrant as specified in its charter)

Delaware	000-25087	52-2095412
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

6903 Rockledge Drive

Suite 1500

Bethesda, Maryland 20817

(Address of principal executive offices) (Zip Code)

(240) 744-1000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

Host Marriott Corporation (NYSE:HMT) announced yesterday that Host Marriott, L.P., for whom the Company acts as sole general partner, increased its offering in a private placement to $800 million aggregate principal amount of 6 ¾% Series P senior notes due 2016 (the “Notes”). As the offering is a private placement, it will not be made to the general public. Only qualified institutional buyers may participate in the offering. The net proceeds of the offering will be used to fund a portion of the cash consideration for the Company’s pending purchase of a portfolio of hotels from Starwood Hotels & Resorts Worldwide, Inc., to redeem the remaining $136 million of our 7 7/8% Series B senior notes due 2008 by September 30, 2006 and for other general corporate purposes. In the event we do not complete the purchase of the Starwood portfolio, we will use the net proceeds to redeem our 7 7/8% Series B senior notes due 2008 and for one or more of the following purposes: (i) to redeem the Company’s 10% Class C cumulative redeemable preferred stock and (ii) for general corporate purposes. The Notes generally may not be redeemed prior to 2011, except that in the event we do not complete the purchase of the Starwood portfolio, we may elect to redeem up to $400 million aggregate principal amount of the Notes. The text of the news release issued in connection with the announcement is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated into this Item 8.01 by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

The following exhibits are filed herewith.

Exhibit Number	Description

99.1	Host Marriott Corporation news release dated March 30, 2006

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOST MARRIOTT, L.P.

Date: March 30, 2006	By:	HOST MARRIOTT CORPORATION
its general partner

/s/ LARRY K. HARVEY
Larry K. Harvey Senior Vice President, Chief Accounting Officer

3